Exhibit 99.1



                   GLOBAL CROSSING TO ACQUIRE RACAL TELECOM
                        FOR (POUND STERLING)1 BILLION

                 ACQUISITION SUBSTANTIALLY ACCELERATES GLOBAL
                     CROSSING'S GLOBAL STRATEGY IN EUROPE


LONDON -October 11, 1999 -Global Crossing Ltd ("Global Crossing"), which is building and operating the world's most advanced global IP-based fiber optic network, and Racal Electronics Plc ("Racal"), today announced that an agreement has been reached for Global Crossing to purchase Racal Telecom, a group of wholly owned subsidiaries of Racal, for (Pound Sterling)1 billion (approximately $1.65 billion) in cash.

This acquisition represents an important step in the expansion of Global Crossing's pan-European business, and its overall strategy of providing customers with integrated global end-to-end connectivity and a wide range of services.

Racal Telecom's IP capabilities and deep national network complement Global Crossing's growing reach across five continents. This combination is expected to create significant new opportunities for revenue growth and cost synergies arising from:

 .    A platform for targeting multinationals and large businesses with a range of products and services, both within the UK and internationally;

 .    A strategic position in the European and UK telecommunications markets
     - the UK is the world's fourth largest and the fastest growing market for international telecommunications traffic;

 .    Racal Telecom's leading presence in the government and transport sectors, enhancing Global Crossing's existing UK operations (including the Global Network Center located in the London Docklands and the UK business recently acquired from Frontier); and

 .    Global Crossing's ability to offer seamless end-to-end connectivity on attractive terms for origination and termination of traffic between the Americas, Europe and Asia.

The purchase of Racal Telecom accelerates Global Crossing's drive to be a fully integrated provider of data-oriented products and services in the most important telecommunications markets in the world. Racal Telecom is already rolling out an extensive pipeline of new products focused on corporate needs, which will enhance the utilization of its carrier grade network. The Racal Telecom network is the primary source of MCI Worldcom's UK network capacity, in addition to its other significant carrier relations with Cable & Wireless, NTL and Telewest.

Racal Telecom's operations are highly complementary to Global Crossing's UK business, with no duplication of personnel or assets. Racal Telecom has recently undergone a reorganization led by a new management team with significant industry expertise. The key executives include Martin Lea (Racal Telecom's managing director), Martin Burvill (previously at Equant and BT Syncordia Global Solutions), Keith Dewar (former marketing director at Cable & Wireless Global Markets), Paul Gaffney (previously e-commerce manager for IBM Global Services), Trent Homes (Director, International Carrier Services) and Bob Falconer (Director, Networks). In addition, Racal Telecom has a wealth of skilled engineers whose technical knowledge can be leveraged across Global Crossing's pan-European operations.

Racal Telecom's highly secure network comprises 7,300 route kilometers of fiber laid alongside railway lines and utilizing IP-centric leading technologies (SDH, DWDM, ATM and Frame Relay). Racal Telecom's network reaches more than 2,000 cities and towns across the UK and will be within 5km of almost 70% of all UK business customers by 2001. Additionally, Racal Telecom's advanced network provides Global Crossing with 20 ATM data switches, 4 AXE-10 voice switches, a frame relay network across Europe and the largest X25 network in the UK. Through the depth of this network, Racal Telecom has more interconnection points with British Telecommunications than any other UK carrier, thereby significantly reducing its costs. In the financial year ended 31 March 1999 Racal Telecom had proforma revenues of approximately (Pound Sterling)200 million and earnings before interest, tax and depreciation of approximately (Pound Sterling)38 million.

The combination of Racal Telecom's extensive data expertise, skilled workforce and high quality network further drives Global Crossing's ability to offer a full range of IP/data products and services both in the UK and throughout Europe.

Commenting on the announcement, Bob Annunziata, the CEO of Global Crossing, said:
"Racal Telecom's extensive network adds to Global Crossing's existing UK operations and soon to be completed pan-European network, and represents an exceptional opportunity to accelerate our development of the world's first global independent telecommunications company. The customer-focused business and skilled workforce that Racal Telecom provides will create a platform for us in Europe from which we can offer businesses the full benefits of Global Crossing's worldwide operations."

Lodwrick Cook, KBE, the Co-Chairman of Global Crossing, added:
"Racal has invested over (Pound Sterling)400 million in the past few years to create the UK's broadest IP-centric network in the UK. This network puts us close to the customer with the capabilities they require. Our data-centric global network also positions us well to provide the backbone for the new third-generation mobile operators, soon to be licensed."

Global Crossing was advised by Goldman Sachs.

A presentation to analysts will be made at 09.30 (UK time) at the City Presentation Centre, 4 Chiswell Street, London EC2.

Enquiries:

Global Crossing
Rick Laubscher
Monday 11 October: +44 (0)20 7251 3801
Tuesday 12 October -Friday 15 October at Telecom 99,
   Geneva: +41 (0)79 615 50 31
Thereafter: +1 310 385 3820
http://www.globalcrossing.com/

Finsbury
Roland Rudd
Justine Samuel
Melanie Bosworth
+44 (0)20 7251 3801

Goldman Sachs International, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Global Crossing in connection with the transaction described in this announcement and for no-one else and will not be responsible to anyone other than Global Crossing for providing the protection afforded to customers of Goldman Sachs International or for providing advice in relation to the transaction.

Statements made in this press release that state the company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's filings with the

U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting the company or the SEC.

Notes to Editors:
----------------

About Global Crossing
Global Crossing (Nasdaq: GBLX) owns and operates a state-of-the-art fiber optic network in the United States and is developing and operating the world's first truly global IP-based fiber optic network with 88,100 announced route miles to connect five continents, 24 countries and 170 cities. The Global Crossing Network and its product offerings will be available to over 80% of the world's international communications traffic. Through its subsidiary Global Crossing Marine, based in Chelmsford, Global Crossing also owns the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable miles. Global Crossing is included in both the S&P 500 and the Nasdaq 100. Global Crossing's operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles, California, Morristown, New Jersey, and Rochester, New York. For more information, visit www.globalcrossing.com.